Schedule B

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
0.5 x (individual fund fee rate + group fee rate)
Fidelity Salem Street Trust	Fidelity Series Sustainable Investment Grade Bond Fund	01/19/2023	0.5 x (20 bp + group fee rate)
Fidelity School Street Trust	Fidelity Series International Credit Fund	07/25/2017	0.5 x (45 bp + group fee rate)

Fidelity Management & Research Company LLC	FMR Investment Management (UK) Limited

By:

/s/Christopher J. Rimmer

By:

/s/Mark D. Flaherty

Name:

Christopher J. Rimmer

Name:

Mark D. Flaherty

Title:

Treasurer

Title:

Director

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